Exhibit 5.1

780 NORTH WATER STREET MILWAUKEE, WI 53202-3590 TEL 414-273-3500 FAX 414-273-5198 www.gklaw.com GODFREY & KAHN, S.C. MILWAUKEE APPLETON GREEN BAY WAUKESHA LAFOLLETTE GODFREY & KAHN MADISON

September 22, 2004

Paperweight Development Corp.

825 East Wisconsin Avenue

Appleton, Wisconsin 54912-0359

RE:

Registration Statement on Form S-8

Appleton Papers Retirement Savings and Employee Stock Ownership Plan

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about September 22, 2004 relating to 2,000,000 shares of Common Stock, $0.01 par value per share (the “Shares”), of Paperweight Development Corp., a Wisconsin corporation (the “Company”), issuable pursuant to the Appleton Papers Retirement Savings and Stock Ownership Plan (the “Plan”).

We have examined:  (i) the Plan, the Plan’s prospectus, and the Registration Statement, (ii) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, each as amended to date, (iii) certain resolutions of the Company’s Board of Directors and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In examining the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents.

Based upon and subject to the foregoing, we are of the opinion that the Shares, upon issuance in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law (“WBCL”) Statutes, or any successor provision.  Under Section 180.0622(2)(b) of the WBCL, holders of common stock are liable up to the amount equal to the par value of the common stock owned by holders of common stock for all debts owing to the Company’s employees for services performed for the Company, but not exceeding six months’ service in any one case.  Certain Wisconsin courts have interpreted “par value” to mean the full amount paid upon the purchase of shares of common stock.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

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